                                                                               .
                                                                               .
                                                                               .

                                                                    EXHIBIT 99.1

[GEN-PROBE LOGO]

CONTACTS:
Gen-Probe Incorporated                   Euro RSCG Life NRP
Anne Simmons                             Tom Baker
Investor Relations Department            Media Relations
Tel:  858-410-8904                       Tel:  858-587-5673
annes@gen-probe.com                      tom.baker@eurorscg.com

FOR IMMEDIATE RELEASE

             GEN-PROBE REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS

Record Revenues and Profits Fueled by Increase in All Major Categories of
Revenue

SAN DIEGO, July 31 -- Gen-Probe Incorporated (Nasdaq: GPRO) today reported its financial results for the second quarter and six months ended June 30, 2003. Total revenues for the second quarter of 2003 were $50.7 million compared to $34.9 million for the second quarter of 2002, an increase of 45%. Product sales for the second quarter of 2003 were $46.3 million, compared to $29.8 million for the second quarter of 2002, an increase of 55%. Net income for the second quarter was $8.1 million, or $0.34 per diluted share, compared to net income of $550 thousand, or $0.02 per diluted share, in the second quarter of 2002.

For the first six months of 2003, the Company's revenues were $96.9 million, compared to $68.6 million for the same period in 2002, an increase of 41%. Net income for the first six months of 2003 was $16.8 million, compared to a net income of $3.6 million for the same period in 2002. This represents an increase of 367%.

Net income for the second quarter of 2003 was favorably affected by an increase in blood screening product sales and higher than anticipated collaborative research revenues relating to the development of the Ultrio(TM) combination test for the HIV-1, hepatitis C virus (HCV) and hepatitis B virus (HBV).

"The second quarter results demonstrate strong year to year revenue growth in both our blood screening and clinical diagnostics businesses," said Henry L. Nordhoff, chairman, president and chief executive officer of Gen-Probe. "We accomplished two important milestones this quarter with the initiation of the TIGRIS(TM) DTS(TM) System clinical trial, which we completed shortly after the close of the quarter, and the introduction of the West Nile virus (WNV) blood screening assay under an investigational new drug (IND) application. We remain on track to commence clinical trials of the Ultrio(TM) Assay before the end of 2003, which we expect to be available internationally in 2004."

Second Quarter Highlights:

      - TIGRIS(TM) System clinical trial and 510(k) filing: In May 2003 Gen-Probe initiated a clinical trial to evaluate the performance of the TIGRIS System, the first fully automated, high throughput instrument for amplified nucleic acid testing in clinical diagnostic laboratories. On July 18th, 2003, Gen-Probe announced that it had filed its Food and Drug Administration (FDA) Premarket Notification, also called a 510(k) application, ahead of schedule, for U.S. marketing clearance of the TIGRIS System. In the recently completed clinical trial, equivalency between the TIGRIS System and Gen-Probe's existing semi-automated system was shown using the APTIMA(R) Combo 2(TM) assay, Gen-Probe's FDA-approved amplified nucleic acid test ("NAT") for simultaneously detecting Chlamydia trachomatis and Neisseria gonorrhoeae.

      - West Nile virus (WNV) assay: In June 2003, Gen Probe's West Nile virus (WNV) assay was made available for use by blood centers in the U.S. to begin prospective clinical testing of the virus in freshly donated human blood. Gen-Probe's nucleic acid blood screening test for the detection of WNV is currently being used to screen approximately 75% of the U.S. blood supply under an IND. Gen-Probe's assay was previously used to test retrospective, archived samples collected during last summer's peak mosquito season to help establish disease prevalence.

            Upon successful completion of the clinical trial, Gen-Probe expects to submit a Biologics License Application (BLA) to the FDA to permit commercial sales of the product. Until FDA approval, Gen-Probe expects to recover its costs on tests that are delivered to customers. This cost recovery will be recorded in collaborative research revenues.

      - Increase in the net revenue split with Chiron for blood screening product sales from 43% to 47.5%. (Gen-Probe's share of worldwide net revenues could range from 42% to 47.5%, based on certain conditions specified in the collaboration agreement.)

            HIV-1/HCV blood screening assay currently contributes 39.9% of product sales revenues: The Company generated blood screening product sales of $18.5 million in the second quarter of 2003. This compares to $4.8 million of total blood screening revenues in the second quarter of 2002. Gen-Probe's blood screening assay is marketed worldwide by Chiron Corporation as the Procleix(R) System.

      - For the second quarter 2003, cost of goods sold decreased $1.5 million to 23.9% of product sales as compared to the same quarter last year, principally the result of the manufacturing of development lots and the impact of cost classification changes implemented in early 2003.

      - Research and development (R&D) expenses increased $5.3 million to $16.3 million, or 32.2% of total revenues in the second quarter of 2003, from $11.0 million, or 31.6% of total revenues, in the same quarter last year. This increase was primarily the result of increased costs related to the production of pre-commercial development lots of the Ultrio(TM) combination test for HIV-1, hepatitis C virus (HCV) and hepatitis B virus (HBV), and for the West Nile virus test and costs for the TIGRIS clinical trial.

      - Gen-Probe in strong cash position: As of June 30, 2003, the Company had $121 million of cash, cash equivalents and short-term investments and no long-term debt.

Guidance Update

      - The following statements in this "Guidance Update" contain forward-looking statements describing management's current expectations for the future. In accordance with its guidance policy, Gen-Probe does not include the impact of potential transactions in its revenue and earnings estimates until it is certain that such transactions will be completed and will affect revenues and earnings during the period for which guidance is given. Although management's expectations may change after the date of this press release, the Company undertakes no obligation to revise or update these statements.

            Gen-Probe is revising its previous guidance for the year 2003 based on the results of the first half of the year and its estimates for the remainder of the year. The second half of the year is likely to benefit from the continued application of the increase in Gen-Probe's share of blood screening revenues from 43% to 47.5%. Product gross margin levels should remain strong; however, there will be increased levels of research and development costs in the second half of the year associated with pre-clinical and development product lots for the Ultrio assay and WNV test. Additionally, other operating expense levels, which were lower in the first half of 2003, are now running at originally expected levels. Overall the net impact of these factors contribute to the Company's increased 2003 guidance. Revised guidance is as follows:

                  o Total revenues of approximately $190 million to $200 million

                  o Fully diluted earnings per common share of between $1.20 to $1.25.

Quarterly Conference Call

A live webcast of Gen-Probe's second quarter 2003 conference call for investors can be accessed via the Internet at http://www.gen-probe.com beginning at 8:00 AM Eastern Daylight Time on July 31, 2003. The webcast will be archived for at least 30 days. A telephone replay of the call will also be available until 4:00 PM CT on August 1, 2003. The replay number is (800) 839-0810 for domestic callers and (402) 998-1662 for international callers.

About Gen-Probe Incorporated

Gen-Probe Incorporated, founded in 1983, is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid testing products used for the clinical diagnosis of human diseases and for screening donated human blood. Using its patented NAT technology, Gen-Probe has received FDA approvals or clearances for more than 50 products that detect a wide variety of infectious microorganisms, including those causing sexually transmitted diseases, tuberculosis, strep throat, pneumonia and fungal infections. Additionally, the Company developed and manufactures the only FDA-approved blood screening assay for the simultaneous detection of HIV-1 and HCV, which is marketed by Chiron Corporation. Gen-Probe and Bayer Corporation have formed a collaboration to develop, manufacture and market nucleic acid diagnostic tests for certain viral organisms, and under the agreement Bayer has the right to distribute these tests, including the recently approved VERSANT(R) HCV Qualitative Assay. Gen-Probe has 20 years of nucleic acid detection research and product development experience, and its products are used daily in clinical laboratories and blood collection centers throughout the world. Gen-Probe is headquartered in San Diego, California and has approximately 700 employees. Additional information about the Company can be found on the Internet at www.gen-probe.com.

TIGRIS, DTS, APTIMA and APTIMA COMBO 2 are trademarks of Gen-Probe Incorporated

VERSANT is a trademark of Bayer Corporation

ULTRIO and PROCLEIX are trademarks of Chiron Corporation

Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading "Guidance Update," are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "believe," "will," "expect," "anticipate," "estimate," "intend," "plan," and "would." For example, statements concerning financial condition, possible or assumed future results of operations, growth opportunities, industry ranking, plans and objectives of management, markets for our common stock and future management and organizational structure are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to: (i) the possibility that the market for the sale of our new products, such as our APTIMA Combo 2 assay, may not develop as expected, (ii) the enhancement of existing products and the development of new products may not proceed as planned, (iii) the risk that our Ultrio Assay and West Nile virus clinical trials may not proceed as planned and may not be successful; (iv) the risk that our Ultrio Assay and West Nile virus products may not be commercially available in the time frames we anticipate, or at all, (v) we may not be able to compete effectively, (vi) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations, (vii) we may not be able to complete development of our TIGRIS instrument, (viii) we are dependent on Chiron Corporation and other third parties for the distribution of some of our products, (ix) we are dependent on a small number of customers, contract manufacturers and single source suppliers of raw materials, (x) changes in third-party reimbursement policies regarding our products could adversely affect sales of our products,
(xi) changes in government regulation affecting our diagnostic products could harm our sales and increase our development costs, and (xii) our involvement in patent and other intellectual property litigation could be expensive and could divert management's attention.

The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we have filed with the SEC, including the Form 10-Q for the quarter ended March 31, 2003, and all other periodic fillings made with the SEC. We assume no obligation and expressly disclaim any duty to update any forward- looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

For further information, please contact:

Tom Baker, Media Relations of Euro RSCG Life NRP, +1-858-587-5673, tom.baker@eurorscg.com, for Gen-Probe Incorporated.

                             GEN-PROBE INCORPORATED

                           CONSOLIDATED BALANCE SHEETS


                                                                                 DECEMBER 31,          JUNE 30,
                                                                                    2002                 2003
                                                                                    ----                 ----
                                                                                                      (UNAUDITED)
                                                                                         (IN THOUSANDS,
                                                                                 EXCEPT SHARE AND PER SHARE DATA)
Assets
Current assets:

  Cash and cash equivalents ...................................................     $ 43,118           $ 38,257
  Short-term investments ......................................................       64,842             82,776
  Trade accounts receivable, net of allowance for doubtful
    accounts of $787 as of December 31, 2002 and $723 as of June 30, 2003 .....       11,891             13,213
  Accounts receivable - other .................................................        1,024              2,125
  Inventories .................................................................       12,928             12,967
  Deferred income taxes .......................................................        7,178              8,125
  Prepaid expenses and other current assets ...................................        5,114              7,358
                                                                                    --------           --------
Total current assets ..........................................................      146,095            164,821

Property, plant and equipment, net ............................................       65,870             64,684
Capitalized software ..........................................................       22,802             23,785
Goodwill, net of accumulated amortization of $7,677 ...........................       18,621             18,621
Other assets ..................................................................        4,769              4,712
                                                                                    --------           --------
Total assets ..................................................................     $258,157           $276,623
                                                                                    ========           ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable ............................................................     $  8,138           $  7,151
  Accounts payable to related parties .........................................           10                  8
  Accrued salaries and employee benefits ......................................        8,961              8,221
  Other accrued expenses ......................................................        6,598              4,930
  Deferred revenue ............................................................        7,100              9,222
                                                                                    --------           --------
Total current liabilities .....................................................       30,807             29,532

Deferred income taxes .........................................................        5,112              6,212
Deferred revenue ..............................................................        6,333              6,000
Deferred rent .................................................................          327                328

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $.0001 par value per share, 20,000,000 shares
    authorized, none issued and outstanding ...................................           --                 --
  Common stock, $.0001 par value per share; 100,000,000 shares authorized, 23,799,945 and 23,872,424 shares issued and
    outstanding at December 31, 2002 and June 30, 2003, respectively ..........            2                  2
  Additional paid-in capital ..................................................      192,627            194,591
  Accumulated other comprehensive income ......................................          300                506
  Retained earnings ...........................................................       22,649             39,452
                                                                                    --------           --------
Total stockholders' equity ....................................................      215,578            234,551
                                                                                    --------           --------
Total liabilities and stockholders' equity ....................................     $258,157           $276,623
                                                                                    ========           ========

                GEN-PROBE INCORPORATED
          CONSOLIDATED STATEMENTS OF INCOME

        (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             THREE MONTHS ENDED            SIX MONTHS ENDED
                                                  JUNE 30,                     JUNE 30,
                                                  --------                     --------
                                            2002           2003           2002          2003
                                            ----           ----           ----          ----
                                                (UNAUDITED)                  (UNAUDITED)
Revenues:
  Product sales .......................   $ 29,772       $ 46,299       $ 56,667       $ 89,919
  Collaborative research revenue ......      4,173          3,840         10,077          5,737
  Royalty and license revenue .........        906            543          1,890          1,194
                                          --------       --------       --------       --------
Total revenues ........................     34,851         50,682         68,634         96,850

Operating expenses:
  Cost of product sales ...............     12,603         11,055         24,217         23,974
  Research and development ............     11,023         16,338         23,826         27,487
  Marketing and sales .................      4,340          5,892          8,560         10,547
  General and administrative ..........      6,608          5,391         10,967         10,017
  Amortization of intangible assets ...         84             84            168            168
                                          --------       --------       --------       --------
Total operating expenses ..............     34,658         38,760         67,738         72,193
                                          --------       --------       --------       --------

Income from operations ................        193         11,922            896         24,657

Other income (expenses)
  Interest income .....................         92            426            193            883
  Interest expense ....................       (218)           (29)          (456)           (43)
  Other income (expenses), net ........         12             59          3,629             66
                                          --------       --------       --------       --------
Total other income (expenses), net ....       (114)           456          3,366            906
                                          --------       --------       --------       --------
Income before income taxes ............         79         12,378          4,262         25,563
Income tax expense (benefit) ..........       (471)         4,229            628          8,760
                                          --------       --------       --------       --------
Net income ............................   $    550       $  8,149       $  3,634       $ 16,803
                                          ========       ========       ========       ========

Net income per share:
                                          --------       --------       --------       --------
  Basic ...............................   $   0.02       $   0.34       $   0.15       $   0.71
                                          ========       ========       ========       ========
  Diluted .............................   $   0.02       $   0.34       $   0.15       $   0.70
                                          ========       ========       ========       ========

Weighted average shares outstanding:
  Basic ...............................     23,800         23,825         23,800         23,812
                                          ========       ========       ========       ========
  Diluted .............................     23,800         24,323         23,800         24,058
                                          ========       ========       ========       ========

       Certain prior year amounts have been reclassified to conform with the current year presentation.